UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) - August 19, 2005

TXU CORP.
(Exact name of registrant as specified in its charter)

TEXAS	1-12833	75-2669310

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including Area Code - (214) 812-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On August 19, 2005, the Board of Directors (the “Board”) of TXU Corp. (the “Company”) elected Mr. Leldon (Lel) E. Echols to serve as a director of the Company. Effective upon Mr. Echols’ election as a director, Mr. Derek C. Bonham retired from the Board. Mr. Echols’ initial term as a director will continue until the 2006 annual meeting of shareholders. The Board appointed Mr. Echols to the Audit Committee and the Organization and Compensation Committee.

Mr. Echols, 49, is the Executive Vice President and Chief Financial Officer of Centex Corporation (“Centex”). He is a member of Centex’s Senior Management Team that provides strategic and operational direction for all of Centex’s businesses. At Centex, he has functional responsibility for financial and regulatory reporting, capital and treasury management, taxes, investor relations, internal audit and corporate administration. Mr. Echols, a certified public accountant and a member of the AICPA and Texas Society of CPAs, has more than 20 years of public accounting experience.

The Board has determined that Mr. Echols is an “independent” director under the Company’s Corporate Governance guidelines and the independence requirements of the New York Stock Exchange (the “NYSE”), as well as the applicable rules promulgated by the Securities and Exchange Commission (the “SEC”). The Board has also determined that Mr. Echols is an “audit committee financial expert” pursuant to the applicable rules of the SEC and has accounting or related financial management expertise as required by the NYSE.

As a non-employee director, Mr. Echols will receive the same compensation paid to other non-employee directors of the Company in accordance with the policies and procedures previously approved by the Board for non-employee directors, as disclosed in the Company’s most recent Proxy Statement (as amended), initially filed with the SEC on April 1, 2005.

There are no arrangements between Mr. Echols and any other person pursuant to which Mr. Echols was elected to serve as a director, nor are there any transactions to which the Company or any of its subsidiaries is a party and in which Mr. Echols has a material interest.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TXU CORP.

By:	/s/ Stan Szlauderbach
Name:	Stan Szlauderbach
Title:	Senior Vice President and Controller

Dated: August 23, 2005

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